As filed with the Securities and Exchange Commission on October 30, 2009

Registration No. 333-[•]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM  S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEXINGTONPARK PARENT CORP.

(Exact name of registrant as specified in its charter)

Delaware	27-0423711
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

(Address, including zip code of Principal Executive Offices)

Cowen Group, Inc. 2006 Equity and Incentive Plan

Cowen Group, Inc. 2007 Equity and Incentive Plan

(Full title of the plans)

J. Kevin McCarthy
General Counsel

1221 Avenue of Americas

New York, New York 10020

(646) 562-1000

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of agent for service)

Copies to:

David K. Boston, Esq.

Laura L. Delanoy, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (7)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Class A Common Stock, par value $0.01 per share	5,278,351	(1)	$7.425	(4)	$39,191,756.18	(4)	$2,186.90
	892,782	(2)	$7.49-$17.61	(6)	$13,446,995.25	(5)	$750.34
	27,506	(3)	[n/a]		[n/a]		[n/a]
(1)

Represents 486,179 shares of the Class A common stock of LexingtonPark Parent Corp., par value $0.01 per share (the “Class A Common Stock”), issuable in connection with equity awards that may be granted in the future pursuant to the Cowen Group, Inc. 2007 Equity and Incentive Plan, as amended (the “2007 Plan”), 4,000,000 additional shares of Class A Common Stock available for future issuance pursuant to awards to be granted in the future under the 2007 Plan upon stockholder approval, and 792,172 shares of Class A Common Stock issuable in connection with equity awards that may be granted in the future pursuant to the Cowen Group, Inc. 2006 Equity and Incentive Plan (the “2006 Plan”, and collectively, the “Plans”).

(2)	Represents 892,782 shares of Class A Common Stock issuable with respect to outstanding options previously granted pursuant to the 2006 Plan.

(3)

Represents 13,505 shares of Class A Common Stock issuable with respect to outstanding restricted stock units previously granted pursuant to the 2006 Plan, and 14,001 shares of Class A Common Stock issuable with respect to outstanding restricted stock units previously granted pursuant to the 2007 Plan.

(4)

Pursuant to Rules 457(b)(1), 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is the product obtained by multiplying (i) $7.425 (the average of the high and low prices of Cowen common stock on October 29, 2009) by (ii) 5,287,351 (number of shares of Class A Common Stock issuable in connection with equity awards that may be granted in the future pursuant to the Plans).

(5)

Reflects the aggregate offering price based on the per-share exercise price of (i) $17.61 per share with respect to 33,334 of the outstanding options, (ii) $13.59 per share with respect to 16,667 of the outstanding options, (iii) $7.49 per share with respect to 100,002 of the outstanding options, and (iv) $16.00 per share with respect to 742,779 of the outstanding options.

(6)

The per-share exercise price with respect to (i) 33,334 of the outstanding options is $17.61, (ii) 16,667 of the outstanding options is $13.59, (iii) 100,002 of the outstanding options is $7.49, and (iv) 742,779 of the outstanding options is $16.00.

(7)

In addition, this Registration Statement covers an indeterminable number of additional shares as may hereafter be offered or issued, pursuant to the Plans, to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without receipt of consideration.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed by LexingtonPark Parent Corp. (the “Company”), which was jointly formed by Cowen Group, Inc. (“Cowen”), and Ramius LLC (“Ramius”) pursuant to that certain Transaction Agreement and Agreement and Plan of Merger entered into on June 3, 2009 (the “Transaction Agreement”).  Pursuant to the Transaction Agreement, the Company agreed to assume the Cowen Group, Inc. 2006 Equity and Incentive Plan (the “2006 Plan”) and the Cowen Group, Inc. 2007 Equity and Incentive Plan (the “2007 Plan,” and together with the 2006 Plan, the “Plans”).  In connection with the assumption, shares to be issued under these Plans will be converted to shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”).  This Registration Statement covers 1,698,459 shares of Class A Common Stock issuable pursuant to the 2006 Plan, consisting of 792,172 shares of Class A Common Stock available for future issuance pursuant to awards to be granted in the future under the 2006 Plan, 892,782 shares of Class A Common Stock issuable with respect to outstanding options previously granted pursuant to the 2006 Plan, and 13,505 shares of Class A Common Stock issuable with respect to outstanding restricted stock units previously granted pursuant to the 2006 Plan.  Additionally, this Registration Statement covers 4,500,180 shares of Class A Common Stock issuable pursuant to the 2007 Plan, consisting of 486,179 shares of Class A Common Stock available for future issuance pursuant to awards to be granted in the future under the 2007 Plan, 14,001 shares of Class A Common Stock issuable with respect to outstanding restricted stock units previously granted pursuant to the 2007 Plan, and 4,000,000 additional shares of Class A Common Stock available for future issuance pursuant to awards to be granted in the future under the 2007 Plan, as amended, which the stockholders will approve prior to the closing of the transactions.  Upon consummation of the transactions, each outstanding option that was granted by Cowen prior to the transactions shall be converted into an option to purchase an equivalent number of shares of Class A Common Stock, and each previously awarded restricted stock unit shall be converted into a restricted stock unit with respect to an equivalent number of shares of Class A Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”).  Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.                    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by the Company, are incorporated by reference into the Registration Statement:

(a) the Company’s Prospectus filed on October 2, 2009, pursuant to Rule 424(b) under the Securities Act, in connection with the Company’s Registration Statement on Form S-4, Registration No. 333-160525, as amended, which was initially filed with the Securities and Exchange Commission on July 10, 2009 (the “S-4 Registration Statement”); and

(b) a description of the Company’s Class A Common Stock, $0.01 par value per share, which is incorporated by reference into the Company’s Registration Statement on Form 8-A, filed on October 30, 2009, and which is contained in the S-4 Registration Statement.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.                    DESCRIPTION OF SECURITIES

Inapplicable.

Item 5.                    INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of Class A Common Stock offered hereby is being passed upon for the Company by Willkie Farr & Gallagher LLP.  As of the date of the closing of the transaction described above, Mr. Jack H. Nusbaum, the Chairman of Willkie Farr & Gallagher LLP, is expected to become a director of the Company and, as such, will participate in the Plans to the same extent as other directors.

Item 6.                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise.  A corporation may, in advance of the final disposition of any civil, criminal, administrative, or investigative action, suit, or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee, or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.  A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys’ fees) which he actually and reasonably incurred in connection therewith.  The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote, or otherwise.

In accordance with Section 145 of the DGCL, Articles 6 and 7 of the Company’s Certificate of Incorporation, as amended (the “Certificate”), and the Company’s By-Laws (the “By-Laws”) provide that the Company shall indemnify each person who is or was a director, officer, employee, or agent of the Company (including the heirs, executors, administrators, or estate of such person) or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, to the fullest extent permitted by the DGCL or any successor statute.  The indemnification provided by the Certificate and the By-Laws shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders, disinterested directors, or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.  The Certificate and the By-Laws provide that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The By-Laws further provide that the Company may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liabilities asserted against such persons arising out of such capacities.

Item 7.                    EXEMPTION FROM REGISTRATION CLAIMED

Inapplicable.

Item 8.                    EXHIBITS

Exhibit No.	Description of Exhibit

5	Opinion of Willkie Farr & Gallagher LLP as to the validity of shares to be issued.

23.1	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 5 hereto).

23.2	Consent of Ernst & Young LLP - Independent Registered Public Accounting Firm with respect to the consolidated financial statements of Cowen Group, Inc.

23.3

Consent of PricewaterhouseCoopers LLP - Independent Registered Public Accounting Firm with respect to the consolidated statement of financial condition of LexingtonPark Parent Corp. and subsidiaries and with respect to the consolidated financial statements of Ramius LLC.

Item 9.                    UNDERTAKINGS

1.  The undersigned registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.             The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of October 2009.

LEXINGTONPARK PARENT CORP.

By:	/s/ Jeffrey M. Solomon
Name:	Jeffrey M. Solomon
Title:	President

By:	/s/ Christopher A. White
Name:	Christopher A. White
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Peter A. Cohen	Director	October 30, 2009
Name: Peter A. Cohen

/s/ J. Kevin McCarthy	Treasurer and Director	October 30, 2009
Name: J. Kevin McCarthy

/s/ Jeffrey M. Solomon	President and Director	October 30, 2009
Name: Jeffrey M. Solomon

/s/ Christopher A. White	Vice President and Director	October 30, 2009
Name: Christopher A. White

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

5	Opinion of Willkie Farr & Gallagher LLP as to the validity of shares to be issued.

23.1	Consent of Willkie Farr & Gallagher LLP (included in the opinion filed as Exhibit 5 hereto).

23.2	Consent of Ernst & Young LLP - Independent Registered Public Accounting Firm with respect to the consolidated financial statements of Cowen Group, Inc.

23.3

Consent of PricewaterhouseCoopers LLP - Independent Registered Public Accounting Firm with respect to the consolidated statement of financial condition of LexingtonPark Parent Corp. and subsidiaries and with respect to the consolidated financial statements of Ramius LLC.